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                                                                    EXHIBIT 10.5

                      PLATINUM UNDERWRITERS HOLDINGS, LTD.
                             The Belvedere Building
                                69 Pitts Bay Road
                             Pembroke HM 08 Bermuda

                                             June 20, 2003

Gregory E. A. Morrison
42 Buttermere Road
London, Ontario Canada N6G4L1

Dear Gregory:

         I am writing this letter (the "Letter Agreement") to confirm the terms and conditions of your employment with Platinum Underwriters Holdings, Ltd., a Bermuda corporation ("Platinum") and Platinum Underwriters Bermuda, Ltd., a Bermuda corporation ("Platinum Bermuda").

1.       Term of Employment.

         Your employment will commence on June 1, 2003 (the "Effective Date") and, subject to termination as provided in Section 11, shall end on the third anniversary of the Effective Date; provided that on the third anniversary of the Effective Date and each anniversary thereafter, the term of your employment shall automatically be extended by an additional year unless Platinum or you give the other party written notice, at least 30 days prior to the applicable anniversary of the Effective Date, that you or it does not want the term to be so extended. Such employment period, as extended, shall hereinafter be referred to as the "Term."

2.       Title and Duties.

         During the Term, you will serve as President and Chief Executive Officer of Platinum and Chief Executive Officer of Platinum Bermuda and will have such duties and responsibilities and power and authority as those normally associated with such positions, plus any additional duties, responsibilities and/or power and authority assigned to you by the Board of Directors of Platinum (the "Board"). In addition, you will be the Chairman of the Board of all Platinum subsidiaries. Platinum will use its best efforts to nominate you for election to the Board at its 2003 annual meeting of shareholders.

3.       Base Salary.

         During the Term, Platinum will pay you a base salary (the "Base Salary") at an annual rate of US$650,000 (the "Base Salary"), payable in accordance with Platinum's payroll practices as in effect from time to time. Your Base Salary may be reviewed from time to time by the Board for possible merit increase.

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4.       Bonus.

         (a) Sign-On Bonus. You will receive a one-time sign-on bonus of US$150,000, payable within five (5) days following the signing of this Letter Agreement.

         (b) Annual Incentive. For the remainder of the 2003 fiscal year, you will be paid a minimum annual bonus of US$650,000, provided that you remain employed until December 31, 2003 (the "Minimum Bonus"). During each fiscal year of the Term thereafter, you will be eligible for an annual performance bonus pursuant to the terms of Platinum's annual incentive plan (the "Annual Bonus"). Your Annual Bonus will have an incentive target equal to 100% of Base Salary (the "Target Bonus") with the range of bonus payout to be from 0% to 200% of Base Salary, depending upon the achievement of performance criteria established under Platinum's annual incentive plan. The Minimum Bonus and the Annual Bonus will generally be paid following the end of the applicable fiscal year, part in cash and part in restricted stock units or other equity incentives, as determined by the Compensation Committee of the Board.

         (c) Long-Term Incentive. Platinum currently intends to establish a long-term incentive plan for its key employees, including its Chief Executive Officer. The terms of such plan and the timing of its implementation have not yet been established. If a long-term plan is established by the Board, you will be a participant in the plan.

5.       Share Option Grant.

         Effective as of May 13, 2003, you have been granted an option to purchase 400,000 of Platinum's common shares under the terms of Platinum's 2002 Share Incentive Plan (the "Option Grant"). The Option Grant (i) has a term of ten years from the date of grant, (ii) has an exercise price of US$26.00 per share, the closing sales price of the Platinum common shares on the New York Stock Exchange on the trading day immediately preceding the date of grant and
(iii) vests in equal annual installments on each of the first four anniversaries of the date of grant, based on your continued employment with Platinum. The specific terms of your Option Grant will be provided for in an option agreement between you and Platinum that has been approved by the Compensation Committee under the 2002 Share Incentive Plan, the form of which agreement is attached hereto.

6.       Share Ownership.

         You agree to purchase from Platinum 20,000 of Platinum's common shares at a purchase price of US$26.00 per share (the "Purchased Shares") within 60 days following the signing of this Letter Agreement. You agree to enter into a purchase agreement in connection with such purchase containing representations, warranties and covenants typical for such an agreement. You represent, warrant, acknowledge and agree that (i) you have had the opportunity to ask questions of, and receive information from, representatives of Platinum concerning Platinum and your investment in Platinum, (ii) by reason of your business or financial experience you are capable of evaluating information and data relating to Platinum and the merits or risks of an investment in Platinum and of protecting your own interest in connection with an investment in Platinum and that you are able to bear the economic risk of such investment in Platinum, (iii) you are an "accredited investor" as

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defined in Regulation D promulgated under the Securities Act of 1933, as amended
(the "Act"), (iv) you are purchasing the Purchased Shares for your own account, for investment only, and not with a view to, or for resale in connection with, any distribution thereof, (v) the Purchased Shares may not be sold, transferred, pledged or otherwise disposed of without registration under the Act and applicable state securities laws or in accordance with applicable exemptions therefrom, (vi) any transfer of the Purchased Shares is subject to Platinum receiving an opinion of counsel satisfactory to it, and (vii) the certificates representing the Purchased Shares will bear legends referring to restrictions on transferability and sale and a notation will be made on the appropriate records of Platinum and Platinum's transfer agent so that transfers of the Purchased Shares will not be effected on those records without compliance with those restrictions. You acknowledge that the Board is considering adopting share ownership requirements for senior executives of Platinum.

7.       Employee Benefits.

         During the Term, you and your eligible dependents will receive benefits substantially similar to the employee benefit plans that are generally available to senior executives of Platinum, subject to the terms and conditions of such plans. The Board reserves the right to amend or terminate any employee benefit plan at any time, and to adopt any new plan.

8.       Moving/Housing.

         Platinum will pay you $50,000 associated with your relocation to Bermuda. Upon your establishment of a residence in Bermuda, you will be entitled to reimbursement of your actual and reasonable housing and living expenses up to US$25,000 per month (the "Monthly Reimbursement") during the Term.

9.       Perquisites.

         Platinum will reimburse you for reasonable dues and fees for a golf and a health club membership during the Term, as well as such other perquisites and fringe benefits as may be approved by the Compensation Committee of the Board from time to time. Platinum will reimburse you for reasonable expenses associated with the review of this Letter Agreement by your advisors. Platinum will reimburse you for the reasonable school fees associated with the attendance of your children at high schools in Bermuda.

10.      Business Expenses.

         During the Term, Platinum shall reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with Company policy for senior executives as in effect from time to time.

11.      Termination of Employment.

         (a) Termination for Good Reason or Without Cause. If you terminate your employment during the Term for "Good Reason" (as defined below) or if your employment is terminated during the Term by Platinum without "Cause," (as defined below) you will receive, beginning one month following the effective date of any such termination, monthly salary continuation payments for the "Severance Period" (as

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                  defined below) equal to one-twelfth (1/12) of the sum of (i)
                  100% of your then-current Base Salary and (ii) the greater of
                  (a) your then-current Target Bonus and (b) the amount of Annual Bonus payable to you (without regard to equity-based deferrals) for the fiscal year immediately preceding the year during which the effective date of your termination of your employment occurs (or, in the event such termination occurs during 2003, the amount of your Minimum Bonus). For purposes hereof, the Severance Period shall be the lesser of (1) twenty-four (24) months, or (2) the number of full months remaining in the Term on the effective date of termination of employment; provided, however that the Severance Period shall not be less than twelve (12) months. You will also be paid any earned but unpaid Base Salary or other amounts (including reimbursements expenses and any vested amounts or benefits under Platinum's employee benefit plans or programs) accrued or owing through the date of termination. The foregoing payment will be conditioned upon you executing and honoring a standard waiver and release of claims in favor of Platinum in a form determined by Platinum. Any vested and unexercised options to purchase Platinum's common shares held by you as of the effective date of such termination will remain exercisable for the greater of 45 days from such date or May 31, 2006 whichever is later. Any unvested options to purchase Platinum's common shares and any unvested equity incentive awards held by you as of the effective date of such termination will be immediately forfeited.

         (b) Termination Other than for Good Reason. If you terminate your employment during the Term other than for Good Reason, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's employee benefit plans or programs) accrued or owing prior to the effectiveness of such termination. Any vested and unexercised options to purchase Platinum's common shares held by you as of the effective date of such termination will remain exercisable for 45 days from such date. Any unvested options to purchase Platinum's common shares and any unvested equity incentive awards held by you as of the effective date of such termination will be immediately forfeited.

         (c) Termination for Cause. If your employment is terminated by Platinum during the Term for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits under Platinum's employee benefit plans or programs) accrued or owing prior to the effectiveness of your termination. All vested and unvested options to purchase Platinum's common shares and other equity incentive awards held by you as of the effective date of such termination will be immediately forfeited.

         (d) Death or Disability. Upon the termination of your employment during the Term on account of your death or Disability, you or your beneficiaries will receive (i) any unpaid Base Salary through the date of termination plus a pro-rata portion through the date of termination of your Target Bonus (or Minimum Bonus, if applicable) for

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                  the year of termination, (ii) all other unpaid amounts
                  (including reimbursable expenses and any vested amounts or benefits under Platinum's employee benefit plans or programs) accrued or owing prior to the effectiveness of such termination. In addition, the unvested portion of any outstanding options to purchase Platinum's common shares or other equity incentive awards held by you shall fully vest as of the date of such termination and, along with any previously vested grants, will be exercisable for one year from the effectiveness of such termination.

         (e)      Definitions.

                           (i)      Cause. For purposes of this Letter
                                    Agreement, "Cause" means (i) your willful and continued failure to substantially perform your duties hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with Platinum or its subsidiaries, or other willful act that materially damages the reputation of Platinum or its subsidiaries; provided, however, no such act, omission or event shall be treated as "Cause" under this Letter Agreement unless you have been provided a detailed, written statement of the basis for Platinum's belief that such act, omission or event constitutes "Cause" and have had at least a thirty (30) day period to take corrective action. For purposes of this Section, no act or failure to act will be considered "willful" unless it is done, or omitted to be done, in bad faith and without reasonable belief that the action was in the best interests of Platinum.

                           (ii) Good Reason. For purposes of this Letter Agreement, "Good Reason" means (i) Platinum reduces your Base Salary or your Target Bonus (or Minimum Bonus, if applicable) without your express written consent; (ii) Platinum reduces the scope of your duties, responsibilities or authority without your express written consent; (iii) Platinum requires you to report to anyone other than the Board; (iv) Platinum requires you to be principally based other than in Platinum's offices in Bermuda; (v) Platinum breaches any other material provision of this Letter Agreement; and (vi) Platinum elects not to extend the term of this Letter Agreement; provided, however, that if you voluntarily consent to any reduction or change described above in lieu of exercising your right to resign for Good Reason and deliver such consent to Platinum in writing, then such reduction, transfer or change shall not constitute "Good Reason" hereunder, but you shall have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction described above.

                           (iii) Disability. For purposes of this Letter Agreement, "Disability" means a termination of your employment by Platinum if you have been rendered incapable of performing your duties to Platinum by reason of any medically determined physical or mental impairment that can be expected

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                                    to result in death or that can be expected
                                    to last for a period of either (i) six or more consecutive months from the first date of your absence due to the disability or
                                    (ii) nine or more months during any
                                    twelve-month period.

12.      Covenants.

         In exchange for the remuneration outlined above, in addition to providing service to Platinum as set forth in this Letter Agreement, you agree to the following covenants:

         (a) Confidentiality. During the period of your employment and following any termination of your employment for any reason, you will keep confidential any trade secrets and confidential or proprietary information of Platinum (and its subsidiaries and affiliates) which are now known to you or which hereafter may become known to you as a result of your employment or association with Platinum and will not at any time, directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of Platinum (or its subsidiaries or affiliates) during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, "trade secrets and confidential or proprietary information" means information unique to Platinum (or its subsidiaries or affiliates) which has a significant business purpose and is not known or generally available from sources outside Platinum (or its subsidiaries or affiliates) or typical of industry practice, but shall not include any of the foregoing (i) information that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) information that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to Platinum (or its subsidiaries or affiliates), as appropriate, to enable Platinum (or its subsidiaries or affiliates), as appropriate, to seek an appropriate protective order or confidential treatment.

         (b) Non-Competition. You further covenant that during the period of your employment with Platinum and for the fifteen month period following termination of your employment for any reason, you will not, without the express written approval of Platinum, anywhere where Platinum (or its subsidiaries of affiliates) has engaged in business during the term of your employment with Platinum, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest, be employed by, or own, manage, operate or control any entity which is primarily engaged in the reinsurance business; provided, however, you may have an interest in up to 2% of the capital stock of a corporation whose capital stock is traded publicly.

         (c) Non-Solicitation. You further covenant that during the term of your employment with Platinum and during the fifteen month period following termination of your employment for any reason, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately become associated, any senior executive of Platinum (or its subsidiaries or affiliates) at the time of termination of

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                  your employment with Platinum (defined for such purposes to include executives that report directly to you or that report directly to such executives that report directly to you).

         (d) Enforcement. You acknowledge that if you breach any provision of this Section 12, Platinum (or its subsidiaries or affiliates) will suffer irreparable injury. It is therefore agreed that Platinum (or its subsidiaries or affiliates) shall have the right to enjoin any such breach, without posting any bond, if permitted by a court of the applicable jurisdiction. You hereby waive the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive, or other equitable relief, shall not limit any other rights or remedies which Platinum (or its subsidiaries or affiliates) may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. You acknowledge and agree that the provisions of this Section 12 are reasonable and necessary for the successful operation of Platinum. In the event an arbitrator or a court of competent jurisdiction determines that you have breached your obligations in any material respect under this Section 12, Platinum, in addition to pursuing all available remedies under this Letter Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease all payments to you under this Letter Agreement. If any provision of this
                  Section 12 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Letter Agreement, you and Platinum agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 13 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Letter Agreement (or any portion thereof).

13. Representations. By signing this Letter Agreement where indicated below, you represent that you are not subject to any employment agreement or noncompetition agreement that would prevent you from performing your obligations under this Letter Agreement nor that could subject Platinum to any present or future liability or obligation to any third party as a result of the execution of this Letter Agreement and your appointment to the positions with Platinum described above.

14.      Miscellaneous Provisions.

         (a) This Letter Agreement may not be amended or terminated without the prior written consent of you and Platinum.

         (b) This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

         (c) This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

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         (d)      Subject to Section 12(d) of this Letter Agreement, all
                  disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect as the sole and exclusive remedy of either party. Such arbitration shall be held in New York City. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters. Each party's costs and expenses of such arbitration, including reasonable attorney fees and expenses, shall be borne by such party, unless you are, in whole, and not in part, the prevailing party in the award entered in such arbitration, in which case, all such costs and expenses shall be borne by Platinum.

         (e) All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

                  Gregory Morrison, to:

                  The address maintained in Platinum's records

                  Platinum, to:

                  Platinum Underwriters Holdings, Ltd.
                  The Belvedere Building
                  69 Pitts Bay Road
                  Pembroke HM 08, Bermuda
                  P.O. Box HM 3012
                  Hamilton HM MX, Bermuda
                  Attention: General Counsel

         In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

         (f) This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

         (g) This Letter Agreement supercedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

         This Letter Agreement is intended to be a binding obligation upon Platinum and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to me for Platinum's records.

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                                       Platinum Underwriters Holdings, Ltd.

                                       By: /s/ Michael E. Lombardozzi
                                           ------------------------------------
                                       Michael E. Lombardozzi
                                       Executive Vice President, General Counsel
                                       and Corporate Secretary

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

/s/ Gregory E. A. Morrison
--------------------------------
Gregory E. A. Morrison

Dated as of June 20, 2003

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